Carl Berg
                                                      10050 Bandley Drive
                                                      Cupertino, Calif. 95014

June 27, 2001

Jay King
Valence Technology, Inc.
301 Conestoga Way
Henderson, NV  89015

Re:  $20,000,000 Financing Commitment

Dear Jay:

     I am pleased to confirm that I am willing to provide (or cause another person or entity to provide), should Valence request, funding in the form of an equity investment or a secured loan, or a combination of each, in an amount of up to $20,000,000 (the "Financing") to Valence Technology, Inc. ("Valence"), subject to the conditions contained in this commitment letter. This commitment is in addition to the outstanding secured loan provided by me in the principal amount of $14,950,000, and the $20,000,000 line of credit secured by the West Coast Venture assets.

     I shall provide (or cause to be provided) the first $10,000,000 of the Financing as soon as reasonably practicable after the request of Valence, subject only to the following conditions: (a) the mutual agreement of myself or an entity I control and Valence on reasonably acceptable terms and conditions of the Financing, (b) the negotiation and execution of definitive loan or equity investment documentation, which shall be in customary form, and (c) the approval of the board of directors of Valence. I shall provide (or cause to be provided) the next $10,000,000 of the Financing as soon as reasonably practicable after the request of Valence, subject to the conditions listed in the preceding sentence and the following additional conditions: (x) there has been no change in the Chief Executive Officer of Valence since the date of this letter, (y) there has been no occurrence of a material adverse change in Valence's business, operations or financial condition since the date of this commitment letter (it being acknowledged that the Company currently operates on a negative cash flow basis and the effects of such negative cash flow shall not be deemed to constitute an event that would result in a material adverse change hereunder)
(z) on or prior to the date which is six months from the date of this commitment letter, Valence shall have produced at least 100 prototype samples of a phosphate battery which achieve a minimum output of 200 watts per liter energy density, 44 series 4 bicell.

     Kindly indicate your acceptance of this commitment by signing and returning the enclosed copy of this letter prior to 5:00 p.m. Los Angeles time on June 29, 2001. Unless prior to such time I have received such copy executed by you or another officer of Valence, this commitment shall expire without further notice.

                                                 Sincerely,

                                                 /s/ Carl Berg
                                                 -----------------------------
                                                 Carl Berg

ACCEPTED AND AGREED:

VALENCE TECHNOLOGY, INC.

/S/ JAY KING
---------------------------
By:  Jay King



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